Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201 www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
November 8, 2024	Dubai	San Diego
	Düsseldorf	San Francisco
Primo Brands Corporation	Frankfurt	Seoul
1150 Assembly Drive, Suite 800	Hamburg	Silicon Valley
Tampa, Florida 33607	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re:	Primo Brands Corporation – Registration Statement on Form S-8

To the addressee set forth above:

We have acted as special counsel to Primo Brands Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 118,526,807 shares (the “Shares”) of Class A common stock, par value $0.01 per share, of the Company, which may be issued pursuant to the (i) Primo Brands Corporation Equity Incentive Plan, (ii) Primo Brands Employee Share Purchase Plan, (iii) Legacy Primo Water Corporation Equity Incentive Plan, (iv) Legacy Primo Water Corporation 2018 Equity Incentive Plan (clauses (i) through (iv), each, a “Plan” and collectively, the “Plans”), and (v) Restricted Stock Unit Award Agreement (Inducement Grant) dated January 2, 2024 (the “RSU Grant”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plans and the RSU Grant, as applicable, assuming, in each case, that the individual issuances, grants, or awards under the Plans and the RSU Grant, as applicable, are duly authorized by all necessary corporate action of the Company and duly issued, granted, or awarded and exercised in accordance with the requirements of law, the applicable Plan, and the RSU Grant, as applicable (and the agreements and awards duly adopted thereunder and in accordance therewith), the Shares will be validly issued, fully paid, and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

November 8, 2024

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP